Exhibit 5.1

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 4000

Seattle, WA 98119

November 30, 2005

Re:	Registration of Securities of Cell Therapeutics, Inc.

Ladies and Gentlemen

At your request, we have examined the Registration Statement (“Registration Statement”) on Form S-3 of Cell Therapeutics, Inc., a Washington corporation (the “Company”), to be filed with the Securities and Exchange Commission on or about November 28, 2005 in connection with the registration under the Act of 1933 of 9,877,932 shares of Common Stock, no par value (the “Securities”).

We are of the opinion that the Securities have been duly authorized by all necessary corporate action on the part of the Company and the Securities have been validly issued and are fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers, LLP